Exhibit 99


Cascade Financial Corporation                   The Cereghino Group
Contacts: Lars Johnson                          Corporate Investor Relations
          Chief Financial Officer               Becky Pendleton Reid
          425.339.5500                          206.762.0993
          www.cascadebank.com                   www.stockvalues.com
===============================================================================

    CASCADE FINANCIAL'S SECOND QUARTER EPS UP 14% BEFORE MERGER EXPENSES;
       ASSETS EXCEED $1 BILLION AND CREDIT QUALITY REMAINS EXCELLENT
    ---------------------------------------------------------------------

Everett, WA - July 20, 2004 - Cascade Financial Corporation (Nasdaq: CASB), parent company of Cascade Bank, today reported that assets have surpassed $1 billion and net income was $2.3 million, or $0.26 per diluted share in the second quarter of 2004. On June 4, 2004, Cascade closed its acquisition of Issaquah Bancshares, resulting in merger-related expenses of $633,000 ($550,000, net of tax) in the second quarter. Excluding the one-time charge, second quarter net income grew 20% to $2.8 million, or $0.32 per diluted share, compared to $2.4 million, or $0.28 per share in the second quarter last year.

In the first half of 2004, net income increased 4% to $4.9 million, or $0.55 per diluted share. Excluding the acquisition expense posted in the second quarter, net income increased 16% for the six-month period to $5.4 million, or $0.62 per diluted share. In the six-month period ended June 30, 2003, Cascade posted net income of $4.7 million, or $0.56 per diluted share. A reconciliation of reported earnings with GAAP earnings is included in the financial tables that follow. All per share results reflect the 5-for-4 stock split paid December 19, 2003.

Second Quarter 2004 Highlights, Compared to Second Quarter 2003
---------------------------------------------------------------

* Completed the acquisition of Issaquah Bancshares, parent company of $134 million Issaquah Bank.

*  Operating net income increased 20% to $2.8 million, before merger expenses.

*  EPS, before merger expenses, grew 14% to $0.32 per diluted share.

*  Return on tangible equity, excluding merger costs, was 16.8%.

* Asset quality remained strong - nonperforming loans just 0.10% of total loans.

*  Assets grew 23%, topping $1 billion.

* Loan mix shifted resulting in a greater concentration of business and commercial real estate loans.

*  Deposits grew 27% to $695 million, with a 75% increase in checking balances.

*  Revenue from checking account fees grew 59%.

"Acquiring Issaquah Bank, a high-performing community bank located in a premium, high-growth area, is consistent with our ongoing strategy of expanding our commercial banking franchise," stated Carol K. Nelson, President and CEO. "At the same time, we have shifted our loan portfolio mix by adding higher-yielding commercial credits, grown core deposits decreasing our dependence on CDs, and lowered our cost of funds, which resulted in a higher margin." Net interest margin was 3.46% in the quarter, compared to 3.32% in the second quarter of 2003.

Balance Sheet Management
------------------------

Total assets increased 23% to $1.1 billion at June 30, 2004, compared to $857 million a year ago, primarily due to the acquisition of Issaquah Bank, which had $134 million in assets. Total loans increased 28% to $727 million, from $569 million at the end of the second quarter last year. Commercial loans, which include commercial real estate, business, and real estate construction loans grew 48% to $493 million, compared to $334 million a year ago. Commercial loans now account for 68% of total loans, up from 59% of the portfolio a year ago. Multifamily loans declined to 13% of total loans, from 15% a year ago, while residential and other consumer loans dropped to 20% of the portfolio, compared to 26% at the mid-way point a year ago.

"Loan growth has been robust, both through internal originations and the addition of Issaquah Bank's portfolio," said Lars Johnson, EVP and CFO. "In addition to utilizing our deposit base, we are reducing our securities portfolio to fund new loans. I expect that we will continue the shift from investments to loans, improving our yield and helping to mitigate interest rate risk as the Federal Reserve has begun a tightening cycle." Securities available for sale have decreased slightly from a year ago to $168 million, despite adding $23 million from Issaquah Bank's available for sale portfolio.

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Cascade Financial Reports 2Q04 Profits
July 20, 2004
Page Two


Deposits have grown by 27% from a year ago to $695 million, compared to $546 million at the end of the second quarter last year, including $106 million from Issaquah Bank. Time deposits such as CDs increased in dollar terms, but decreased by 5% to 62% of total deposits, while transaction accounts grew to 38% of deposits, compared to 34% a year ago. Net interest margin was 3.46% in the second quarter of 2004, compared to 3.32% a year ago, and 3.43% in the first half, from 3.35% in the first six months of 2003.

Including the issuance of $24.8 million in stock associated with the Issaquah Bank acquisition, stockholders' equity grew 48% to $90.1 million, from $60.9 million at the end of the second quarter last year. Book value per share was $9.45 at June 30, 2004, compared to $7.43 a year earlier. Tangible book value was $6.73, compared to $7.43 at the end of the second quarter of 2003, due to the creation of intangible assets in connection with the acquisition of Issaquah Bank, as well as unrealized mark-to-market adjustments to the investment portfolio. That adjustment resulted in a $3.6 million swing in the available for sale investment portfolio, from an unrealized gain of $1 million at June 30, 2003, to an unrealized mark-to-market loss of $2.6 million at the end of June 2004. The shift, which was recorded in the accumulated comprehensive income account, is attributable to the dramatic increase in intermediate rates during the last twelve months. For example, on June 30, 2003, the ten-year Treasury note yielded 3.52%, compared to 4.58% on June 30, 2004.

Credit Quality
--------------

"The credit quality of the bank's portfolio remains exemplary," Nelson said. "As we have transformed Cascade into a commercial bank we have maintained our strict underwriting standards, and credit quality improved in the second quarter from an already solid level." At June 30, 2004, nonperforming loans were just 0.10% of total loans, compared to 0.25% a year ago and 0.25% of loans at the end of the first quarter. Cascade's allowance for loan losses increased to $9.5 million, or 1.30% of total loans, which far exceeds nonperformers.

Operating Results
-----------------

Operating results include one month of income and expense from the Issaquah Bank Division. Net interest income grew 17% to $7.8 million in the second quarter of 2004, compared to $6.7 million a year ago, reflecting a rise in interest income and a decline in interest expense. Despite a 58% increase in checking and service fees, other income was $1.2 million in the quarter, compared to $1.5 million last year, in the second quarter of 2003, which had unusually high gains on sales of loans and securities. Other expense, excluding the merger-related expenses, increased 6% to $4.7 million, from $4.4 million in the second quarter of 2003. Additional operating expenses were partially offset by prepayment fees incurred in the second quarter of 2003, for paying off high-cost Federal Home Loan Bank (FHLB) advances.

"The integration of Issaquah Bank has gone extremely well," Nelson said. "Our expectations have been exceeded and it is clear that we purchased a premium bank at a reasonable price. Costs associated with the acquisition were less than previously anticipated, and we are already seeing an increase in revenues." In the second quarter of 2004, revenues grew 11% to $9.0 million, from $8.2 million last year. Net interest income before the provision for loan losses plus other income increased 6% to $17.5 million in the first half of 2004, compared to $16.5 million in the six-month period a year ago.

Net interest income increased 13% to $15.1 million in the six-month period ended June 30, 2004, from $13.4 million the previous year. Other income was $2.3 million, compared to $3.1 million in the first six months of 2003. Other expense, excluding the merger-related expenses, grew 2% to $9.1 million, compared to $9.0 million in the first half of last year.

"Acquisition-related expenses were $633,000 in the second quarter, and I do not anticipate additional significant nonoperating expenses associated with the Issaquah transaction going forward," Nelson said. "While second quarter performance ratios were impacted by those expenses, as well as our issuance of new shares and rapid balance sheet growth, I believe we have significantly increased our franchise value and built a solid platform for continued growth."

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Cascade Financial Reports 2Q04 Profits
July 20, 2004
Page Three


Performance Measures
--------------------

Cascade's return on equity (ROE) was 12.3% in the quarter ended June 30, 2004, and return on tangible equity (ROTE) was 14.2%. Both compare to 15.9% in the second quarter of last year, before Cascade had any goodwill on its books. Return on assets (ROA) was 0.97%, from 1.14% in the second quarter a year ago. The efficiency ratio was 58.7% in the quarter, up from 53.9% in the second quarter of 2003.

Excluding the one-time costs associated with the acquisition of Issaquah Bancshares, performance ratios were strong. ROE was 15.2% and ROTE improved to 16.8%, compared to 15.9% in the second quarter last year. ROA improved to 1.20%, from 1.14% in the second quarter a year ago, despite the sizable increase in assets. The efficiency ratio also improved, to 51.7% in the second quarter of 2004, from 53.9% last year.

Conference Call
---------------

Carol Nelson and Lars Johnson will host a conference call on July 21, 2004, at 10:00 am PDT (1:00 pm EDT). Interested investors may listen to the call live or via replay at www.cascadebank.com. Investment professionals are invited to dial (303) 262-2130 to participate in the live call. A telephone replay of the call will be available for three weeks at (303) 590-3000, using passcode 11001703#.

About Cascade Financial
-----------------------

Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial Corporation, is a state chartered commercial bank headquartered in Snohomish County, Washington. Cascade Bank operates 16 full service offices, located in Everett, Lynnwood, Marysville, Mukilteo, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, Bellevue and Snohomish. Issaquah Bank, a division of Cascade Bank, operates offices in Issaquah and North Bend.

In 2003, Washington CEO magazine ranked Cascade Bank the #1 medium sized "Best Company to Work For" in Washington State. In July 2004, US Banker magazine ranked Cascade #39 out of the Top 200 Publicly Traded Community Banks with less than $1 billion in assets, based on three-year average return on equity.




Safe Harbor Statement
---------------------

This document contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Those factors include, but are not limited to, impact of the current national and regional economic recession on small business loan demand in the Puget Sound area, the ability to successfully integrate Issaquah Bank and the expenses associated with the integration, loan delinquency rates, changes in interest rates, the ability to continue to attract quality commercial business, interest rate movements, fluctuation in demand for the company's products and services, the ability to attract and retain qualified people, and other factors. For a discussion of factors that could cause actual results to differ, please see the Company's publicly available Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2003.


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Cascade Financial Reports 2Q04 Profits
July 20, 2004
Page Four



CONSOLIDATED FINANCIAL HIGHLIGHTS                  Three Months Ended                    Six Months Ended
INCOME STATEMENT                                         June 30                             June 30
(Dollars in thousands, except per share data)      2004          2003                   2004          2003
                                                   ------------------                   ------------------
                                                      (Unaudited)                        (Unaudited)
Interest income                                 $   13,096    $   12,532     4.5%    $   25,705    $   25,280     1.7%
Interest expense                                     5,250         5,821    -9.8%        10,557        11,839   -10.8%
                                                 ---------     ---------              ---------     ---------
Net interest income                                  7,846         6,711    16.9%        15,148        13,441    12.7%
Provision for loan losses                              150           300   -50.0%           375           675   -44.4%
                                                 ---------     ---------              ---------     ---------
Net interest income
  after provision for loan losses                    7,696         6,411    20.0%        14,773        12,766    15.7%

Other income
  Gain on sale of loans                                 82           269   -69.5%           144           474   -69.6%
  Gain on sale of securities                           112           575   -80.5%           381         1,340   -71.6%
  Checking fees                                        503           317    58.7%           944           601    57.1%
  Service fees                                         167           107    56.1%           307           248    23.8%
  Gain on sale of real estate                           23             7   228.6%            99            48   106.3%
  Bank owned life insurance                            133           147    -9.5%           267           295    -9.5%
  Other                                                168            29   479.3%           198            60   230.0%
                                                 ---------     ---------              ---------     ---------
Total other income                                   1,188         1,451   -18.1%         2,340         3,066   -23.7%

Total income                                         8,884         7,862    13.0%        17,113        15,832     8.1%

Compensation expense                                 2,675         2,320    15.3%         5,308         4,805    10.5%
Other operating expenses                             1,992         1,802    10.5%         3,799         3,469     9.5%
FHLB prepayment fees                                     -           276                     26           718   -96.4%
Merger related expenses                                633             -                    633             -
                                                 ---------     ---------              ---------     ---------
Total other expense                                  5,300         4,398    20.5%         9,766         8,992     8.6%

Net income before tax                                3,584         3,464     3.5%         7,347         6,840     7.4%

Income tax expense                                   1,300         1,105    17.6%         2,489         2,177    14.3%
                                                 ---------     ---------              ---------     ---------
Net income                                      $    2,284    $    2,359    -3.2%    $    4,858    $    4,663     4.2%
                                                 =========     =========              =========     =========

EARNINGS PER SHARE INFORMATION
------------------------------

Earnings per share, basic                       $     0.27    $     0.29    -7.8%    $     0.58    $     0.57     0.6%
Earnings per share, diluted                     $     0.26    $     0.28    -8.9%    $     0.55    $     0.56    -0.6%

EPS, diluted without merger expenses            $     0.32    $     0.28    14.3%    $     0.62    $     0.56    10.7%

Weighted average number of shares outstanding:
Basic                                            8,583,163     8,172,129     5.0%     8,438,534     8,147,273     3.6%
Diluted                                          8,915,706     8,386,389     6.3%     8,789,473     8,389,915     4.8%

PERFORMANCE MEASURES
--------------------

Return on Average Equity                            12.26%        15.88%                 13.90%                 16.02%
Return on Average Tangible Equity                   14.23%        15.88%                 14.67%                 16.02%
Return on Average Assets                             0.97%         1.14%                  1.06%                  1.13%
Efficiency Ratio                                    58.67%        53.88%                 55.84%                 54.47%
Net Interest Margin                                  3.46%         3.32%                  3.43%                  3.35%

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Cascade Financial Reports 2Q04 Profits
July 20, 2004
Page Five


INCOME STATEMENT                                   Three Months Ended                    Six Months Ended
EXCLUDING MERGER RELATED EXPENSES                        June 30                             June 30
(Dollars in thousands, except per share data)      2004          2003                   2004          2003
                                                   ------------------                   ------------------
                                                      (Unaudited)                        (Unaudited)
Net interest income
  after provision for loan losses               $    7,696    $    6,411    20.0%    $   14,773    $   12,766    15.7%
                                                 ---------     ---------              ---------     ---------
Total other income                                   1,188         1,451   -18.1%         2,340         3,066   -23.7%
                                                 ---------     ---------              ---------     ---------
Total income                                         8,884         7,862    13.0%        17,113        15,832     8.1%

Compensation expense                                 2,675         2,320    15.3%         5,308         4,805    10.5%
Other operating expenses                             1,992         1,802    10.5%         3,799         3,469     9.5%
FHLB prepayment fees                                     -           276  -100.0%            26           718   -96.4%
Merger related expenses                                  -             -                      -             -
                                                 ---------     ---------              ---------     ---------
Total other expense                                  4,667         4,398     6.1%         9,133         8,992     1.6%

Net income before tax                                4,217         3,464    21.7%         7,980         6,840    16.7%

Income tax expense                                   1,383         1,105    25.2%         2,572         2,177    18.1%
                                                 ---------     ---------              ---------     ---------
Net income                                      $    2,834    $    2,359    20.1%    $    5,408    $    4,663    16.0%
                                                 =========     =========              =========     =========

EARNINGS PER SHARE INFORMATION
------------------------------

Earnings per share, basic                       $     0.33    $     0.29    14.4%    $     0.64    $     0.57    12.0%
Earnings per share, diluted                     $     0.32    $     0.28    14.3%    $     0.62    $     0.56    10.7%

EPS, diluted without merger expenses            $     0.32    $     0.28    14.3%    $     0.62    $     0.56    10.7%

Weighted average number of shares outstanding:
Basic                                            8,583,163     8,172,129     5.0%     8,438,534     8,147,273     3.6%
Diluted                                          8,915,706     8,386,389     6.3%     8,789,473     8,389,915     4.8%

PERFORMANCE MEASURES
--------------------

Return on Average Equity                            15.20%        15.88%                 15.47%                 16.02%
Return on Average Tangible Equity                   16.85%        15.88%                 16.33%                 16.02%
Return on Average Assets                             1.20%         1.14%                  1.18%                  1.13%
Efficiency Ratio                                    51.66%        53.88%                 52.22%                 54.47%
Net Interest Margin                                  3.46%         3.32%                  3.43%                  3.35%

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Cascade Financial Reports 2Q04 Profits
July 20, 2004
Page Six


BALANCE SHEET                                                                                                    Year-Over-Year
(Dollars in thousands)                          June 30, 2004          December 31, 2003         June 30, 2003       Change
                                                -------------          -----------------         ------------    --------------
                                                 (Unaudited)              (Unaudited)             (Unaudited)
Cash and due from banks                           $   15,694               $   13,011              $   10,436          50.4%
Interest bearing deposits                                663                    1,060                   4,594         -85.6%
Securities held to maturity                           90,789                   86,719                  83,822           8.3%
Securities available for sale                        168,450                  189,747                 170,984          -1.5%
                                                   ---------                ---------               ---------
Total securities                                     259,239                  276,466                 254,806           1.7%

Loans
  Business                                           266,025                  204,446                 184,307          44.3%
  R/E construction                                    90,204                   62,742                  73,571          22.6%
  Commercial real estate                             136,873                   83,856                  75,661          80.9%
  Multifamily                                         92,016                   87,212                  86,074           6.9%
  Home equity/consumer                                33,665                   33,163                  39,271         -14.3%
  Residential                                        108,331                  105,565                 110,480          -1.9%
                                                   ---------                ---------               ---------
  Total loans                                        727,114                  576,984                 569,364          27.7%
  Deferred loan fees                                  (2,350)                  (2,179)                 (2,213)          6.2%
  Allowance for loan losses                           (9,471)                  (7,711)                 (7,576)         25.0%
                                                   ---------                ---------               ---------
Loans, net                                           715,293                  567,094                 559,575          27.8%
Premises and equipment                                12,714                    8,587                   8,797          44.5%
Real estate owned                                        919                      474                     231         297.8%
Bank owned life insurance                             11,391                   11,162                  10,887           4.6%
Other assets                                           9,214                    7,366                   7,403          24.5%
Goodwill and intangibles                              25,928                        -                       -           n/m
                                                   ---------                ---------               ---------
Total assets                                      $1,051,055               $  885,220              $  856,729          22.7%
                                                   =========                =========               =========
Deposits
  Checking accounts                                   95,941                   62,927                  54,916          74.7%
  Savings and money market accounts                  170,113                  132,986                 128,163          32.7%
  Certificates of deposit                            429,244                  368,401                 362,883          18.3%
                                                   ---------                ---------               ---------
Total deposits                                       695,298                  564,314                 545,962          27.4%
FHLB advances                                        211,500                  200,000                 194,000           9.0%
Securities sold under agreement to repurchase         37,272                   39,911                  34,057           9.4%
Jr. Sub. Deb. (Trust Preferred Securities)            10,080                   10,212                  10,310          -2.2%
Other liabilities                                      6,791                    6,826                  11,456         -40.7%
                                                   ---------                ---------               ---------
Total liabilities                                    960,941                  821,263                 795,785          20.8%

Stockholders' equity
  Common stock and paid in capital                    36,974                   12,003                  11,729         215.2%
  Retained earnings                                   55,721                   52,109                  48,217          15.6%
  Accumulated comprehensive gain/(loss)               (2,581)                    (155)                    998        -358.6%
                                                   ---------                ---------               ---------
Total stockholders' equity                            90,114                   63,957                  60,944          47.9%
                                                   ---------                ---------               ---------
Total liabilities and equity                      $1,051,055               $  885,220              $  856,729          22.7%
                                                   =========                =========               =========

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Cascade Financial Reports 2Q04 Profits
July 20, 2004
Page Seven



ADDITIONAL INFORMATION                          June 30, 2004          December 31, 2003         June 30, 200
----------------------                          -------------          -----------------         ------------
(Dollars in thousands, except per share date)     (Unaudited)              (Unaudited)             (Unaudited)
Book value per common share                       $     9.45               $     7.76              $     7.43
Common stock outstanding                           9,531,855                8,241,288               8,204,050
Capital/asset ratio (including Sub. Deb.)               9.19%                    8.38%                   8.32%
Tangible book value per share                     $     6.73               $     7.76              $     7.43
Tangible capital/asset ratio (excluding Sub.deb.)       6.26%                    7.22%                   7.11%
Average assets                                    $  943,337               $  876,262              $  833,028
Average earning assets                            $  908,388               $  850,520              $  808,384
Average equity                                    $   74,609               $   63,627              $   59,625
Average tangible equity                           $   67,280               $   63,627              $   59,625
Cash dividend per share                           $     0.07               $     0.07              $     0.05

ASSET QUALITY
-------------

Nonperforming loans (NPLs)                        $      702               $    1,921              $    1,427
Nonperforming loans/total loans                         0.10%                    0.33%                   0.25%
Net loan charge-offs (recoveries)                 $       (5)              $      231              $      (15)
Net charge-offs/total loans (%)                         0.00%                    0.04%                   0.00%
Allowance for loan losses/total loans                   1.30%                    1.34%                   1.33%
Allowance for loan losses/nonperforming loans           1349%                     401%                    531%


Note:  Transmitted on Business Wire on July 20, 2004 at 1:00 p.m. PDT.